MG European Equity Fund - 10f3
Transactions - Q2 2000


	Security Purchased    	Comparison Security    	Comparison Security
Issuer	Dialog Semiconductor	Bookham Technology	Chartered Semiconductor Manufacturing
Underwriters	Goldman, DBAB, MSDW, Robertson Stephens	Goldman, BofA, Robertson Stephens, Wit Soundview	Salomon Smith Barney, CSFB, Chase H&Q, SG Cowen, Wit SoundView
Years of continuous operation, including predecessors	> 3 years	> 3 years	> 3 years
Security	Dialog Semiconductor Ordinary Shares	Bookham Technology	Chartered Semiconductor Manufacturing Ordinary Shares
Is the affiliate a manager or co-manager of offering?	co-manager		no
Name of underwriter or dealer from which purchased	Goldman, MSDW	n/a	n/a
Firm commitment underwriting?	yes	yes	yes
Trade date/Date of Offering	6/28/2000	4/11/2000	5/4/2000

Total amount of offering sold to QIBs	$ -
Total amount of any concurrent public offering	$ 519,891,501	$ -	$ 507,523,383
Total	$ 519,891,501	$ 300,770,000	$ 507,523,383

Public offering price	$ 61.20	$ 15.83	$ 6.51
Price paid if other than public offering price	same	n/a	n/a
Underwriting spread or commission	$ 1.376 (2.25%)	$ 0.665 (4.2%)	$ 0.174 (2.68%)

Shares purchased	10,830	n/a	n/a
Amount of purchase	$ 662,403	n/a	n/a

% of offering purchased by fund	0.13%	n/a	n/a
% of offering purchased by associated funds	0.00%	n/a	n/a
Total (must be less than 25%)	0.13%	n/a	n/a